EXHIBIT 3.11




                                   ARTICLE IX

                                 INDEMNIFICATION
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Section 1.    Actions by or in the Right of the Corporation
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Any person made a party to an action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a Director or officer of the Corporation shall be indemnified by the Corporation against the reasonable expenses, including attorneys, fees, actually and necessarily incurred by him in connection with the defense of such action or in connection with an appeal thereof, to the fullest extent permitted by the laws of State of New Jersey.


Section 2.    Action or Proceeding Other than by or in the Right of the
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              Corporation
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Any person made or threatened to be made a party to an action or proceeding other than one by or in the right of the Corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, which any Director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate, was a Director or officer of the Corporation, or served such other corporation in any capacity, shall be indemnified by the Corporation against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such Director or officer acted in good faith for a purpose which he reasonably believed to be in the best interests of the Corporation and, in criminal actions or proceedings, in which he had no reasonable cause to believe that his conduct was unlawful. The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such Director or officer did not act in good faith for a purpose which he reasonably believed to be in the best interests of the Corporation or that he had reasonable cause to believe that his conduct was unlawful.


Section 3.    Opinion of Counsel
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In taking any action or making any determination pursuant to this Article, the
Board of Directors and each Director, officer or employee, whether or not interested in any such action or determination, may rely upon an opinion of counsel selected by the Board.


Section 4.    Other Indemnification; Limitation
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Officers and Directors shall also be indemnified to the fullest extent permitted under Section 14A: 3-5 of the Business Corporation Act of the State of New Jersey, as amended from time to time. The Corporation's obligations under this Article shall not be exclusive or in limitation of but shall be in addition to any other rights to which any such person may be entitled under any other Provision of these By-Laws, or by contract, or as a matter of law, or otherwise.
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All of the provisions of this Article IX of the By-Laws shall be valid only to the extent permitted by the Certificate of Incorporation and the laws of the State of New Jersey.


Section 5.    Insurance; Deductible
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The Corporation may purchase and maintain insurance on behalf of any officer or
Director against any expenses incurred in any proceeding and any liabilities asserted against him by reason of his being or having been an officer or Director, whether or not the Corporation would have the power to indemnify him against such expenses and liabilities under the provisions of this Article IX. The Corporation may purchase insurance from, or such insurance may be reinsured in whole or in part by, an insurer owned by or otherwise affiliated with the Corporation, whether or not such insurer does business with other insureds. In the event the Corporation purchases and maintains insurance on behalf of any officer or Director, the Corporation shall be solely responsible for payment of any deductible(s) required under or in connection with such insurance.

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